Exhibit 3(a)(4)
RESTATED CERTIFICATE OF INCORPORATION

OF

LIFEPOINT, INC.


It is hereby certified that:

1. (a) The present name of the corporation (hereinafter called the "Corporation") is LifePoint, Inc.

	(b) The name under which the Corporation was originally incorporated is U.S. Drug Testing, Inc.; and the date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is October 8, 1992.

2. The provisions of the Certificate of Incorporation of the Corporation, as heretofore amended and/or supplemented, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Restated Certificate of Incorporation of LifePoint, Inc., without further amendment and without any discrepancy between the provisions of the Certificate of Incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth except for the deletion of the name and address of the incorporator.

3. The Board of Directors of the Corporation has duly adopted this Restated Certificate of Incorporation pursuant to the provisions of Section 245 of the General Corporation Law of the State of Delaware in the form set forth as follows:

	       " Restated Certificate of Incorporation

				of

			LifePoint, Inc.

FIRST: The name of the Corporation (hereinafter called the "Corporation") is LifePoint, Inc.

SECOND: The address, including street number, city, and county, of the registered office of the Corporation in the State of Delaware is 1013
Centre Road, City of Wilmington, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: A. The total number of shares of stock (hereinafter referred to as the "Capital Stock") which the Corporation shall have authority to issue is 53,000,000, all of which shares shall have the par value of $.001 per share, and the Capital Stock shall be divided into two classes:

1.      3,000,000 of the shares shall be Preferred Stock.

2.      50,000,000 of the shares shall be Common Stock.

B. The relative rights, powers, privileges, preferences, participations, qualifications, limitations and restrictions of the classes of the Capital Stock are as follows:

1.      Series A 10% Cumulative Convertible Preferred Stock

(a) Designation of Series. Of the 3,000,000 shares of the Preferred Stock of various series that the Corporation shall be authorized to issue, 600,000 shares shall be available for issuance as the initial series of the Preferred Stock of the Corporation with the designation "Series A 10% Cumulative Convertible Preferred Stock" (hereinafter called the "Series A Preferred Stock"), which the Corporation shall be entitled to issue with the relative powers, rights, preferences and limitations hereinafter set forth in subparagraphs Fourth B.1(b) to (i) hereof.

(b) Priority. The Series A Preferred Stock shall, to the extent of its relative rights, powers and preferences as hereinafter set forth, be senior to any and all classes and series of the Capital Stock now or hereafter created by the Corporation, including, without limitation, the other series of the Preferred Stock and the Common Stock.

(c) Dividends. The holders of shares of the Series A Preferred Stock shall be entitled, when and as declared by the Board of Directors, out of the funds of the Corporation legally available therefor, cumulative dividends at the rate of $1.00 per annum per share of the Series A Preferred Stock, in accordance with the provisions of this subparagraph Fourth B.1(c) Such dividends shall be prior and in preference to any declaration or payment of any dividend or any distribution (as hereinafter defined in subparagraph Fourth B.1 (c) (vii) hereof) on shares of the Common Stock, or any other class or series of the Capital Stock (including any other series of the Preferred Stock) ranking junior to the Series A Preferred Stock upon liquidation, upon redemption or as to dividends (the Common Stock and such other class or series of the Capital Stock hereinafter collectively referred to as the "Junior Stock").

(i) Payment. Dividends on the Series A Preferred Stock shall be cumulative and shall accrue on each share of the Series A Preferred Stock (whether or not earned or declared) from day to day from the date of original issuance (but not earlier than the Subsequent Offering Termination Date as such term is defined in the Corporation's Confidential Private Placement Memorandum dated as of December 15, 1998). Dividends shall be payable semiannually, in arrears, on the first day of January and July of each year commencing on July 1, 1999, unless any such date is a non-Business Day, in which event the dividend shall be payable on the next Business Day. Dividends for any period that is less than six full calendar months shall be pro-rated based upon a 365-day-year. The Corporation shall not declare or pay the scheduled dividend for any semiannual period unless the Corporation has sufficient funds legally available for such purpose.

(ii) Record Date. When the Board of Directors declares a semiannual dividend, the dividend shall be payable to the holders of record of the Series A Preferred Stock on the 15th day of the month (if a Business Day; if not, on the next Business Day) immediately preceding the respective dividend payment date or on such other record date as shall be fixed by the Board of Directors, provided that the record date shall not be more than 60 or less than 10 days prior to the dividend payment date.

(iii) Payment Form. At its option, the Corporation may pay a dividend in cash or in the form of shares of the Common Stock on the basis of the Average Market Price (as hereinafter defined in this subparagraph Fourth B.1(c)(iii)) of the Common Stock for the 20 trading days immediately preceding the record date for such dividend. For purposes of this subparagraph Fourth B.1(c)(iii), the Average Market Price for a 20-trading-day period shall be determined as follows: (1) if the Common Stock shall then be listed on a national securities exchange or on The Nasdaq Stock Market, Inc. (hereinafter referred to as "Nasdaq"), whether the National Market System or the SmallCap Market, the Average Market Price shall mean the average of the closing sale prices on the exchange or quoted for Nasdaq for each trading day during such 20-trading-day period or (2) if the Common Stock shall not then be listed on an exchange or quoted on Nasdaq, the Average Market Price shall mean the average of the bid and asked prices for the Common Stock in the OTC Bulletin Board of the National Association of Securities Dealers, Inc. (hereinafter referred to as the "NASD"), if so quoted, or, if not so quoted, in the pink sheets as reported by the National Quotation Bureau, Inc., or other organization performing similar functions in the over-the-counter market, for each trading day during such 20-trading-day period.

(iv) Accrued and Unpaid Dividends. Except as set forth in subparagraph Fourth B.2 (c) (v) hereof or except as may be waived by the holders of not less than 66 2/3% of the then outstanding shares of the Series A Preferred Stock, so long as any shares of the Series A Preferred Stock shall be outstanding and unless and until all accumulated but unpaid dividends on the Series A Preferred Stock shall have been paid or provided for, then (1) no dividends shall be paid, whether in cash or property, nor shall any distribution be made, on the Junior Stock (other than dividends or distributions on the Common Stock in shares of the Capital Stock of the Corporation or subscription rights, options or warrants to subscribe for or purchase shares of any such Capital Stock); (2) no shares of the Junior Stock shall be redeemed, purchased or otherwise acquired for any consideration by the Corporation (except by conversion into, or exchange for, shares of the Junior Stock); and (3) the Corporation shall not distribute to the holders of the Junior Stock any assets upon liquidation, dissolution or winding up of the Corporation.

(v) Partial Payment. Notwithstanding the provisions of subparagraph Fourth B.1 (c) (iv) hereof, the Board of Directors may declare the payment of a dividend on the Series A Preferred Stock in an amount less than all accumulated but unpaid dividends thereon provided that the Corporation has sufficient funds legally available for such purpose.

(vi) Interest. If the dividends on any shares of the Series A Preferred Stock shall be in arrears, the holders thereof shall not be entitled to any interest thereon or any other sum of money in lieu thereof.

(vii)   Definition of Distribution.  For purposes of this subparagraph Fourth
B.1 (c), unless the context otherwise requires, "distribution" shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in shares of the Capital Stock (other than redemptions as set forth in subparagraph Fourth B.1 (d) hereof or repurchases of shares of the Common Stock held by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase) for cash or property, including any such transfer, purchase or redemption by a subsidiary of the Corporation.

(d)     Redemptions.

(i) Optional Redemption. The Corporation may, but shall not be obligated to, redeem, in whole or in part (but only in multiples of 500 shares unless the holder owns less than 500 shares), shares of the Series A Preferred Stock at any time on or after July 1, 1999 at a redemption price of $10.00 per share, plus all accrued but unpaid dividends to the date of redemption (hereinafter referred to as the "Optional Redemption Date") designated in the Notice of Redemption (as hereinafter defined in subparagraph Fourth B.1 (d) (v) hereof), payable in the Board's discretion in cash or in the form of shares of the Common Stock on the basis of the Average Market Price of the Common Stock for the 20 trading days immediately preceding the date of the Notice of Redemption, the Average Market Price being determined pursuant to subparagraph Fourth B.1
(c) (iii) hereof in the same manner as for a dividend in shares of the Common Stock. Each Notice of Redemption shall be mailed, not less than 30 nor more than 60 days prior to the Optional Redemption Date, to each holder of record of the shares of the Series A Preferred Stock to be redeemed at his, her or its address as it appears in the records of the Corporation. Payment of the accrued but unpaid dividends shall be made in the manner provided in subparagraph Fourth B.1 (c) (iii) hereof.

(ii) Partial Optional Redemption. To the extent that less than all of the outstanding shares of the Series A Preferred Stock are to be redeemed pursuant to subparagraph Fourth B.1 (d) (i) hereof, then the following provisions shall be applicable:

	(1) The number of shares to be redeemed shall be determined by the Board of Directors of the Corporation and, if the shares of the Series A Preferred Stock are held by more than one stockholder on the Optional Redemption Date, the Corporation shall redeem from each stockholder a pro rata number of shares which, for each stockholder, shall be calculated by multiplying (a) the total number of shares of the Series A Preferred Stock to be redeemed pursuant to subparagraph Fourth B.1
	(d) (i) on such Optional Redemption Date by (b) a fraction, the numerator of which shall equal the number of shares of the Series A Preferred Stock owned by such stockholder on such Optional Redemption Date and the denominator of which shall equal the total number of shares of the Series A Preferred Stock issued and outstanding on such Optional Redemption Date.

	(2) The Corporation shall issue and deliver to the holder, at the expense of the Corporation, a certificate for the shares of the Series A Preferred Stock not redeemed.

(iii) Mandatory Redemption. So long as any of the Series A Preferred Stock shall be outstanding, if the Average Market Value (as hereinafter defined in subparagraph Fourth B.1 (d) (iv) hereof) of the Common Stock is $4.00 or more per share for a period of 30 days, the Corporation shall, by a Notice of Redemption to the holders of the then outstanding shares of the Series A Preferred Stock in the manner provided in subparagraph Fourth 1.b (d) (v) hereof, call such shares for redemption as of a date not less than ten nor more than 30 days after the date the Notice is given (hereinafter referred to as the "Mandatory Redemption Date") and, in lieu of a cash payment, shall issue shares of the Common Stock to the holders as if they had converted, pursuant to subparagraph Fourth B.1 (f) hereof, on the Mandatory Redemption Date. Each Notice of Redemption shall be mailed to each holder of record of the shares of the Series A Preferred Stock at his, her or its address as it appears in the records of the Corporation.

(iv)    Average Market Price.  For the purpose of subparagraph Fourth 1.b (d)
(iii) hereof, the Average Market Price for a 30-day period shall be (1) if the Common Stock shall be listed on a national securities exchange or on Nasdaq, the average of the closing sales prices on the exchange or quoted for Nasdaq for each trading day during such 30-day period or (2) if the Common Stock shall not be listed on an exchange or quoted on Nasdaq, the average of the bid and asked prices for the Common Stock in the OTB Bulletin Board of the NASD, if so quoted, or, if not so quoted, in the pink sheets as reported by the National Quotation Bureau, Inc., or other organization performing similar functions in the over-counter market, for each trading day during such 30-day period.

(v)     Notice of Redemption.  The Notice of Redemption shall state:

	(1) the redemption date (which, if the required date is a non-Business Day, shall be the next Business Day);

	(2) the number of shares of the Series A Preferred Stock to be redeemed and, if less than all of the shares held by such holder are to be redeemed, the number of such shares of such holder to be redeemed;

	(3) the redemption price per share and the aggregate redemption price;

	(4) the accumulated but unpaid dividends to be paid with the redemption price; and

	(5) the place or places where such shares are to be surrendered for payment of the redemption price.

Neither failure to mail any such notice to one or more holders nor any defect in such Notice of Redemption shall effect the sufficiency of the proceedings for redemption as to the other holders.

(vi) Termination of Rights. Unless the Corporation shall have defaulted in the payment of the redemption price, (1) from and after each redemption date all dividends on the shares of the Series A Preferred Stock called for redemption shall cease to accrue and (2) on such redemption date (a) all rights of the holders of such shares of the Series A Preferred Stock shall cease and terminate, except the right to receive the redemption price of the Series A Preferred Stock upon the presentation and surrender to the Corporation of the certificates representing the same and the right to convert, pursuant to subparagraph Fourth B.1 (f) hereof, on or prior to such redemption date; (b) such shares of the Series A Preferred Stock shall not thereafter be transferred (except with the consent of the Corporation) on the books of the Corporation; and (c) such shares of the Series A Preferred Stock shall not be deemed to be outstanding for any purpose whatsoever.

(vii) Status of Redeemed Shares. Shares of the Series A Preferred Stock which have been redeemed or reacquired in any manner (including upon conversion in accordance with subparagraph Fourth B.1 (f) hereof) shall, upon compliance with any applicable provisions of the General Corporation
Law of the State of Delaware (hereinafter referred to as the "GCL," which definition as used herein shall include any successor statute), have the status of authorized and unissued shares of the Preferred Stock not constituting part of any series of the Preferred Stock, unless the Board of Directors elects by resolution to retain the shares of the Series A Preferred Stock that were redeemed or reacquired as treasury shares or to retire the same and reduce the capital of the Corporation in accordance with the GCL.

(viii) Deposits in Trust. If the Corporation shall deposit, as a trust fund with any bank or trust company having a capital surplus and undivided profits of at least $25,000,000, a sum sufficient to redeem on the date fixed for redemption thereof any shares of the Series A Preferred Stock called or scheduled for redemption (including within such sum, if applicable, an amount sufficient to pay all accumulated but unpaid dividends to the date of deposit), with irrevocable instructions and authority for the bank to pay the redemption price (and, if applicable, the accumulated but unpaid dividends to the date of deposit) of such shares upon surrender of the certificate or certificates evidencing the shares to be redeemed, then from and after the date of deposit (even if prior to the date fixed for redemption) all rights of the holders of such shares shall cease and terminate except only the right either (1) to receive the redemption price and, if applicable, accumulated but unpaid dividends to the date of deposit or (2) to convert the shares of the Series A Preferred Stock into shares of the Common Stock in accordance with subparagraph Fourth B.1 (f) hereof, in the event of which conversion the funds not so used shall be returned to the Corporation.

(e) Preference on Liquidation. Subject to the prior rights of creditors, the holders of shares of the Series A Preferred Stock shall be entitled to receive, upon any liquidation, dissolution or winding up of the Corporation, $10.00 per share plus accumulated but unpaid dividends to the date of payment before any distribution of assets of the Corporation may be made to the holders of the Junior Stock. If, upon such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation are insufficient to permit full payment to the holders of the Series A Preferred Stock, then the entire available assets (after satisfying the rights of prior creditors) shall be distributed ratably to the holders of the Series A Preferred Stock. After payment of the full amount of the preferential liquidation distribution to which they are entitled and, if applicable, any accumulated but unpaid dividends, the holders of the shares of the Series A Preferred Stock shall not be entitled to any further participation in any distribution of assets by the Corporation. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the liquidation payment and the place where such sums shall be payable shall be sent by mail, postage prepaid, not less than 60 days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock, such notice to be addressed to each such holder at his, her or its address as shown in the records of the Corporation. A consolidation or merger of the Corporation with or into another corporation or corporations shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning hereof if the Corporation is the survivor or if the Corporation is not the survivor and the holders of at least 66 2/3% of the then outstanding shares of the Series A Preferred Stock approve the consolidation or merger.

(f)     Conversion

(i) Conversion Right. A holder of shares of the Series A Preferred Stock, but only as to 500 shares or a multiple thereof unless the holder owns less than 500 shares, may, at the holder's option, convert such shares into shares of the Common Stock as constituted on January 7, 1999 at the conversion price of $.50 per share (hereinafter referred to as the "Conversion Price"). The number of shares of the Common Stock to be issued upon the conversion shall be equal to the product of the number of shares of the Series A Preferred Stock to be converted and the stated value of $10.00 per share divided by the Conversion Price.

(ii) Conversion Procedure. In order to exercise the conversion privilege, the holder of any shares of the Series A Preferred Stock to be converted shall surrender the certificate or certificates evidencing such shares to the Corporation at its then principal office or at its agency designated for such purpose (which may be the transfer agent for the Common Stock) and shall give notice to the Corporation that the holder elects to convert such shares or a specified portion thereof as permitted by subparagraph Fourth B.1 (f) (i) hereof. Such notice shall also state the name or names (with address) in which the certificate or certificates for the Common Stock, which shall be issuable upon such conversion, shall be issued. As promptly after receipt of such notice and the surrender of the shares of the Series A Preferred Stock as aforesaid, the Corporation shall issue and deliver to either such holder or, on his, her or its written order, a permitted transferee a certificate or certificates for the number of full shares of the Common Stock issuable upon the conversion of such shares of the Series A Preferred Stock in accordance with the provisions of this subparagraph Fourth B.1 (f) and cash, as provided in Subparagraph Fourth B.1 (g) hereof, in respect of any fractional interest otherwise issuable upon such conversion. Such conversion shall be deemed to have been effected as of the close of business on the date on which such shares of the Series A Preferred Stock shall have been surrendered as aforesaid, the rights of the holder of such shares of the Series A Preferred Stock as such holder shall cease on said date, and the person or persons in whose name or names any certificate or certificates for the Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder or holders of record represented thereby. No adjustment shall be made for dividends accrued on any shares of the Series A Preferred Stock, except that dividends accrued to the conversion date shall be paid on any shares of the Series A Preferred Stock which are converted in the manner provided in subparagraph Fourth B.1 (c)(iii) hereof.

In the event any share of the Series A Preferred Stock shall be surrendered for conversion of a part only, the Corporation shall issue and deliver to the holder, at the expense of the Corporation, a certificate for the shares of the Series A Preferred Stock not converted.

(iii) Adjustments. Subject to the provisions of this subparagraph Fourth B. 1 (f), the number of shares of the Common Stock issuable upon the exercise of the conversion rights under the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

	(1) In case the Corporation after the date hereof shall (a) pay a dividend in shares of the Capital Stock of the Corporation, (2) subdivide its outstanding shares of the Common Stock, (3) combine its outstanding shares of the Common Stock into a smaller number of shares, or (4) issue by reclassification of the Common Stock any shares of Capital Stock of the Corporation, then the number of shares of the Common Stock issuable immediately after the happening of any of the events described above shall be adjusted so as to consist of the number of shares of the Capital Stock of the Corporation which a record holder of the number of shares of the Common Stock immediately prior to the happening of such event would own or be entitled to receive after the happening of such event. Similar adjustments to the Common Stock shall be made at any time any of the events described above in this subparagraph Fourth B.1 (f) (iii) (1) occur. An adjustment made pursuant to this subparagraph Fourth B.1 (f) (iii) (1) shall become effective immediately after the record date in the case of a dividend payable in the Capital Stock of the Corporation, and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

	(2) In case the Corporation after the date hereof shall distribute to all holders of the Common Stock evidence of its indebtedness or assets (other than a cash distribution made as a dividend payable out of earnings or out of any surplus legally available for dividends under the GCL) or rights to subscribe or purchase, then the number of shares of the Common Stock (until adjusted again pursuant to this subparagraph Fourth B.1 (f) (iii)) shall be adjusted to that number determined by multiplying the number of shares of the Common Stock outstanding immediately prior to such adjustment by a fraction, the numerator of which is the Market Value per share of the Common Stock determined as provided in subparagraph Fourth B.1 (g) hereof (as if the record date for such distribution were the date of surrender for conversion there mentioned) and the denominator of which is such Market Value per share less the fair value (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive) of the portion of such evidences of indebtedness or assets so distributed, or of such subscription or purchase rights, applicable to one share of the Common Stock. An adjustment made pursuant to this subparagraph Fourth B.1 (f)
	(iii) (2) shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution. This subparagraph Fourth B.1 (f) (iii) (2) shall not apply to any transaction for which an adjustment is prescribed under subparagraph Fourth B.1 (f) (iii) (1) hereof.

	(3) For the purpose of this subparagraph Fourth B.1 (f), the term "Common Stock" shall mean (a) the class of stock designated as the Common Stock of the Company at January 7, 1999 or (b) any other class of stock resulting from one or more changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value.

(iv) Accountant's Certificate. The certificate of any independent firm of public accountants of recognized standing selected by the Board of Directors of the Corporation (including the accountants regularly employed as the Corporation's independent auditors) shall be conclusive evidence of the correctness of any computation made under this subparagraph Fourth B.1 (f).

(v) Merger or Consolidation. In case after the date hereof, as a result of a merger or consolidation of the Corporation into or with another corporation, or the sale or other transfer of the Corporation's property, assets and business, substantially as an entirety, to a successor, the Common Stock is in effect changed into, in whole or in part, a different kind or class of stock (or other securities representing or payable in, or convertible into, or entitling the holder to purchase or subscribe for, stock of any class), the Corporation or the successor, as the case may be, shall execute and deliver to the holders of the Series A Preferred Stock agreements providing that the holders of such shares then outstanding shall have the right thereafter (until the expiration of the right of conversion of such shares) to receive upon conversion, in lieu of the number of shares of the Common Stock previously issuable upon conversion, such securities which shall conform as to its constituent parts with what was receivable upon such merger, consolidation, sale or other transfer by a holder of the same number of shares of the Common Stock immediately prior to such change. Such agreements shall provide for adjustment which shall be as nearly equivalent as practicable to the adjustments provided for this subparagraph Fourth B.1 (f). The provisions of this subparagraph Fourth B.1 (f) (v) shall similarly apply to successive mergers, consolidations, or sales or other transfers.

(vi) Adjustment to Conversion Price. Whenever the number of shares of the Common Stock is adjusted pursuant to this subparagraph Fourth B.1 (f), the Conversion Price shall be proportionately adjusted.

(vii) Conversion Adjustment Notice. Whenever the conversion rights of a holder of the Series A Preferred Stock are adjusted pursuant to this subparagraph Fourth B.1 (f), the Corporation shall promptly mail to each holder of the Series A Preferred Stock a notice describing the adjustment and specifying the number, or kind, or class of shares or other securities or property issuable upon conversion of the Series A Preferred Stock after giving effect to such adjustment.

(viii) Notices for Certain Transactions. In case the Corporation after the date of issuance of shares of the Series A Preferred Stock shall propose (1) to pay any dividend payable in shares of the Capital Stock to the holders of the Common Stock or to make any other distribution (other than cash distributions out of earnings or surplus as referred to in subparagraph
Fourth B.1 (f) (iii) (2) hereof), (2) to take action to offer for subscription pro rata to the holders of the Common Stock rights to subscribe to, or purchase, any additional shares of any class or series of the Capital Stock or any other rights or options, or (3) to effect any reclassification of the Common Stock (other than a reclassification involving merely the subdivision or combination of outstanding shares of the Common Stock) or any capital reorganization, or consolidation or merger, or any sale or other transfer of its property, assets and business substantially as an entirety, or the liquidation, dissolution or winding up of the Corporation, then, in each such case, the Corporation shall mail to each holder of the Series A Preferred Stock notice of such proposed action, which notice shall specify the date on which the books of the Corporation shall close, or a record shall be taken, for such stock dividend, distribution or subscription or purchase rights, or the date on which such reclassification, reorganization, consolidation, merger, sale or transfer, liquidation, dissolution or winding up shall take place or commence, as the case may be, and the date of participation therein by the holders of the Common Stock if any such date is to be fixed, and shall also set forth such facts then known to the Corporation with respect thereto as shall be reasonably necessary to indicate the effect of such action on the shares of the Common Stock and/or the shares of Series A Preferred Stock which will occur as a result of such action. Such notice shall be mailed, in the case of any action covered by clause (1) or (2) above, at least ten days prior to the record data for determining holders of the Common Stock for purposes of such action and, in the case of any action covered by clause (3) above, at least ten days prior to the date of the taking of such proposed action.

Failure to mail any notice, or any defect in any notice, pursuant to this subparagraph Fourth B.1 (f) (viii) shall not affect the legality or validity of the adjustment to the number of shares of the Common Stock or the type or amount of property to be received upon conversion thereof or of any transaction giving rise thereto.

(g) Fractional Shares. The Corporation shall not be required to issue any fractional shares of the Common Stock upon the conversion or redemption of shares of the Series A Preferred Stock or upon the payment of a dividend in shares of the Common Stock with respect to the shares of the Series A Preferred Stock. If any fractional interest in a share of the Common Stock shall be deliverable upon conversion or redemption of shares of the Series A Preferred Stock, or with respect to a dividend in shares of the Common Stock, the Corporation shall purchase such fractional interest for an amount in cash (computed to the nearest cent) equal to the Market Value (as hereinafter defined) of such fractional share. If the shares of the Common Stock shall then be listed on a national securities exchange or quoted on Nasdaq, the Market Value shall be the closing sale price of such shares on such exchange or quoted by Nasdaq on the last Business Day preceding the surrender for conversion, the redemption date or the dividend payment date, whichever is applicable, on which shares of the Common Stock were sold. If the shares of the Common Stock shall not then be listed on any such exchange or quoted on Nasdaq, the Market Value shall be the average of the bid and asked prices as reported by the OTC Bulletin Board of the NASD, if so quoted, or, if not so quoted, as reported by the National Quotation Bureau, Inc., or other organization performing similar functions in the over-the-counter market, on the last Business Day preceding the surrender for conversion, the redemption date or the dividend payment date, whichever shall be applicable, on which there were such quotations.

(h)     Voting Rights.

(i) Vote Per Share. The shares of the Series A Preferred Stock shall entitle each holder to one vote for each share held on matters on which such holder shall have the right to vote.

(ii) General Voting Rights. The holders of the Series A Preferred Stock shall vote together with the holders of the Common Stock (1) in all elections for directors, (2) upon the approval of any employee benefit plan, (3) upon the selection of independent certified public accountants and (4) upon such other matters as shall be submitted to a vote generally of the holders of the Capital Stock and on which the holders of the Series A Preferred Stock shall not be entitled to vote separately as a class.

(iii) Contingent Voting Rights. If and whenever the Corporation shall have failed to declare and pay three consecutive semiannual dividends on the Series A Preferred Stock, the holders of the Series A Preferred Stock, voting as a class, shall be entitled to elect one director of the Corporation and the holders of the Common Stock and any other class or series of the Capital Stock (including the Series A Preferred Stock) as shall than have the right to vote for directors shall be entitled to elect the remaining members of the Board of Directors. At such time as all dividends accumulated on the outstanding shares of the Series A Preferred Stock have been paid, the contingent rights of the holders of the Series A Preferred Stock to elect a member of the Board as provided in this subparagraph Fourth B.1 (h) (iii) shall cease, subject to reinstitution from time to time upon the same terms and conditions.

(iv) Contingent Voting Procedures. At any time after the voting power to elect a member of the Board of Directors shall have become vested in the holders of the Series A Preferred Stock as provided in subparagraph Fourth
B.1 (h) (ii) hereof, the President or any Vice President of the Corporation shall, upon the request of the record holders of at least 20% of the shares of the Series A Preferred Stock then outstanding, addressed to the President or any Vice President of the Corporation at the principal office of the Corporation, call a special meeting of the holders of the Series A Preferred Stock to be held at the place and upon the notice provided in the By-Laws of the Corporation for the holding of meetings of stockholders. If such meeting shall not be so called within two days after personal service of the request, or within five days after mailing of the same by registered mail within the United States of America, then the record holders of at least ten percent of the shares of the Series A Preferred Stock then outstanding, as a class, may designate in writing one of their members to call such meeting, and the person so designated may call such meeting at the place and upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation relating to the Series A Preferred Stock. Anything in this subparagraph Fourth B.1 (h) (iv) to the contrary notwithstanding, no special meeting to permit the holders of the Series A Preferred Stock to elect a director shall be called if such matter is included in the notice of meeting for the Annual Meeting of Stockholders and such meeting is held within 60 days after receipt of the request for an election. At any special meeting so called or at any Annual Meeting held while the holders of the Series A Preferred Stock, as a class, have the voting power to elect a member of the Board of Directors, the holders of a majority of the then outstanding shares of the Series A Preferred Stock, as a class, present in person or by proxy, shall be sufficient to constitute a quorum for the election of the director the holders of the Series A Preferred Stock are entitled to elect and a plurality of the votes cast at the meeting shall be sufficient to elect such director. The person so elected as a director, together with such persons, if any, as may be elected as directors by the holders of the Common Stock and such other class or series of the Capital Stock (including the Series A Preferred Stock) as shall then have the right to vote for directors, shall constitute the duly elected directors of the Corporation.

(v) Cessation of Contingent Voting Rights. When the rights of the holders of the Series A Preferred Stock to vote as provided in subparagraph Fourth
B.1 (h) (iii) hereof have ceased as hereinabove provided, the term of office of the person elected by them as a director as a result of the failure to declare and pay a dividend shall forthwith terminate.


(1) Covenants by the Corporation. As long as any shares of the Series A Preferred Stock are outstanding, and without the approval of the holders of at least 66 2/3% of the then outstanding shares of the Series A Preferred Stock, the Corporation shall not (i) amend its Certificate of Incorporation if such action would alter or change the preferences, special rights or powers given to the shares of the Series A Preferred Stock so as to affect the holders of the Series A Preferred Stock adversely; (ii) authorize or create any class or series of stock of the Corporation having any preference or priority which is pari passu or superior to the shares of the Series A Preferred Stock as to dividends, mandatory redemption or distribution of assets made in dissolution, liquidation or winding up the Corporation; (iii) merge or consolidate with or into any other corporation or corporations if the Corporation is not the survivor; or (iv) incur indebtedness, other than up to $2,000,000 in indebtedness at any time outstanding incurred in connection with the purchase or leasing of manufacturing, research and office equipment and facilities.
The covenant in subparagraph Fourth B.1 (i) (iv) shall expire, terminate and have no further force and effect upon the Corporation completing the working prototype for its saliva based testing product for drugs of abuse and alcohol or upon the event that, if a right of first refusal as to additional financing is granted in connection with the sale of the Series A Preferred Stock, such right of first refusal is not exercised with respect to a proposal for equity financing.

2.      Preferred Stock.

(a) Designation of Series. With respect to the 2,400,000 shares of the Preferred Stock not designated as the Series A Preferred Stock, or any or all of the 600,000 shares of the Series A Preferred Stock that, after redemption, conversion or other acquisition by the Corporation shall be restored to the status of shares of the Preferred Stock without series as provided in subparagraph Fourth B.1 (d) (vii) hereof, the Board of Directors of the Corporation is authorized, subject to the limitations prescribed by the GCL and the provisions of this subparagraph Fourth B.2, to provide for the issuance of the shares of the Preferred Stock in series and, by filing a certificate pursuant to the GCL, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

(b) Priority. Each series into which the Preferred Stock shall be subdivided by the Board of Directors subsequent to the date hereof, as herein provided, shall, to the extent of its relative rights, powers and preferences, be senior to the Common Stock and each subsequently created series of the Preferred Stock unless provision is otherwise made by the Board of Directors; provided, however, the Preferred Stock and each series thereof shall in any event be junior to the Series A Preferred Stock except as may otherwise be consented to by the holders of at least 66 2/3% of the then outstanding shares of the Series A Preferred Stock.

(c) Board Designation. The authority of the Board of Directors with respect to each series of the Preferred Stock shall include, but not be limited to, determination of the following:

	(i) The number of shares constituting that series and the distinctive designation of that series;

	(ii) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

	(iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

	(iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

	(v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

	(vi) Whether the series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

	(vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

	(viii) Any other relative rights, preferences and limitations of that series.

(d) Dividends. Dividends on the outstanding shares of the Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the shares of the Common Stock with respect to the same dividend period.

(e) Preference on Liquidation. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation the assets available for distribution to the holders of shares of the Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of the Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

3.      Common Stock.

(a) Designation and Dividends. The Common Stock shall be designated "Common Stock." Subject to all of the rights of the Series A Preferred Stock and the Preferred Stock, dividends may be paid upon the Common Stock as and when declared by the Board of Directors out of any funds legally available for the payment of dividends.

(b) Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and subject to the prior rights of creditors and after the holders of the Series A Preferred Stock and any other then outstanding series of the Preferred Stock shall have been paid in full amounts to which they shall be entitled, or an amount sufficient to pay the aggregate amount to which the holders of the Series A Preferred Stock and the other then outstanding series of the Preferred Stock shall be entitled shall have been deposited with a bank or trust company having a capital surplus and undivided profits of at least $25,000,000 as a trust fund for the benefit of the holders of the Series A Preferred Stock and the other then outstanding series of the Preferred Stock, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock. For the purposes of this subparagraph Fourth
B.3 (b), the consolidation or merger of the Corporation with any other corporation or corporations shall not be deemed a liquidation or dissolution of the Corporation.

(c) Voting Right. Each holder of the Common Stock shall be entitled to one vote per share thereof held upon all matters.

4.      Definitions.

	(i) The term "Business Day" shall mean any day on which national banks in the City of Los Angeles, State of California are open.

	(ii) The term "Common Stock" shall mean the Corporation's currently authorized Common Stock and any shares into which such Common Stock may hereafter be changed."

FIFTH:  The corporation is to have perpetual existence.

SIXTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

SEVENTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation, and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

	1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

	2. After the original or other Bylaws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of section 109 of the General Corporation Law of the State of Delaware, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the Corporation may be exercised by the Board of Directors of the Corporation; provided, however, that any provision for the classification of directors of the Corporation for staggered terms pursuant to the provisions of subsection (d) of section 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial Bylaw or in a Bylaw adopted by the stockholders entitled to vote of the Corporation unless provisions for such classification shall be set forth in this Certificate of Incorporation.

	3. Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the Certificate of Incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph
	(2) of subsection (b) of section 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

EIGHT: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

NINTH: The Corporation shall, to the fullest extent permitted by the provisions of section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

TENTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article TENTH."

Signed on April 28, 1999



/s/ Robert W. Berend
    Robert W. Berend
    Secretary


/s/ Linda H. Masterson
    Linda H. Masterson
    President/Chief Executive Officer